Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-42627, 333-45517 and 333-65620) pertaining to the 401(k) Retirement Savings Plan of PAULA Financial of our report dated June 25, 2004, with respect to the financial statements and schedule of the PAULA Financial and Subsidiaries 401(k) Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Los Angeles, California
June 25, 2004